Exhibit 99.1

Contact:    Diana G. Purcel – Chief Financial Officer

                    952-294-1300

Famous Dave’s Reports Third Quarter Earnings

of $0.19 per share

MINNEAPOLIS, October 26, 2011 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $38.9 million and $1.6 million, respectively, or $0.19 per diluted share, for the third quarter ended October 2, 2011. This compares to revenue and net income of $38.7 million and $1.5 million, respectively, or $0.17 per diluted share, for the comparable period in 2010.

For the first nine months of 2011, the Company reported $0.63 per diluted share, including a non-cash impairment charge taken in the first quarter of approximately $148,000 or $0.01 per diluted share, as compared to $0.76 per diluted share for the first nine months of 2010, which included a $0.15 gain from the acquisition of seven franchise restaurants. Revenue and net income for the year-to-date period in 2011 were $117.3 million and $5.1 million, respectively. For the 2010 comparable period, the Company reported revenue and net income of $112.1 million and $6.7 million, respectively, including a $2.0 million gain on the acquisition of the seven New York/New Jersey restaurants.

Same store sales for company-owned restaurants open for 24 months or more decreased 0.1 percent during the quarter, compared to an increase of 2.4 percent for the third quarter of 2010. Comparable sales reflected the negative impact from weather-related events on the East coast equal to approximately 70 basis points, and also included a weighted average price increase of approximately 3.4 percent. On a year-to-year basis, comparable sales for company-owned restaurants increased 0.8%, compared to a decrease of 0.3%, for the comparable period in 2010.

“The third quarter reflected the continuation of difficult economic conditions in general, as well as earthquake and hurricane events on the East Coast,” said Christopher O’Donnell, president and chief executive of Famous Dave’s. “Our operations team deserves special recognition for their performance during these truly extraordinary circumstances. We were open when others were not, serving our communities, and re-opened closed units quickly after those events to minimize the impact on the business.”

Franchise royalty revenue for the third quarter of 2011 totaled $4.2 million, compared to $4.0 million for the comparable period in 2010. The increase reflects the opening of ten new restaurants since the third quarter of 2010, partially offset by the five franchise restaurants that closed during this timeframe, and a decrease in comparable sales of 1.0%. Franchise royalty revenue on a year-to-date basis totaled $12.6 million, compared to $12.2 million for the three quarters of 2010. This increase reflects the new openings since the third quarter of 2010, partially offset by the loss of royalties for the two months prior to acquisition for the New York/New Jersey restaurants, and the comparable sales decrease of 0.7% for the year-to-date period.

Stock-based and Board of Directors Cash Compensation and Common Share Repurchase

Earnings results for the third quarter of 2011 included approximately $427,000 or $0.03 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $325,000 or $0.02 per diluted share, for the prior year comparable period. The increase is primarily due to an increase in the Company’s stock price over the prior year. Stock-based compensation expense and board of directors’ cash compensation expense for the year-to-date period ended October 2, 2011 was approximately $1.3 million or $0.10 per diluted share, compared to approximately $1.0 million or $0.08 per diluted share for the prior year comparable period.

The company repurchased approximately 46,620 shares of common stock during the fiscal 2011 third quarter at an average price of $9.55 per share, excluding commissions, for a total of approximately $446,000. The company has repurchased approximately 306,100 shares of common stock during the year-to-date period of 2011 at an average price of $10.15 per share, excluding commissions, for a total of $3.1 million. The Company has now repurchased approximately 480,230 shares under its current 1.0 million share authorization at an average price of $10.21 per share, excluding commissions, for a total of approximately $4.9 million.

Marketing and Development

Development and marketing highlights during the quarter included “Dave’s Day,” immediately followed by the “Hog Days of Summer,” which featured “Buck-a-Bone” and 50 cent chicken wing specials with the purchase of an entrée. The company is currently featuring Southside Rib Tips as the fall limited time offering, which is a core menu item, reinvented with a dry rub and a new Southside Sauce. The company will be featuring direct mail and in-store bounce-back promotions during the fourth quarter this year. “Our customers remain value-oriented,” said O’Donnell, “and we are addressing that with tactics during the fourth quarter which appeal to both businesses and consumers.”

Famous Dave’s opened two new franchise-operated restaurants in Erie, PA and Portland, OR during the third quarter. Famous Dave’s ended the quarter with 184 restaurants, including 53 company-owned restaurants and 131 franchise-operated restaurants, located in 37 states.

“We continue to grow as a system and as a brand. We recently opened a location in Falls Church, Virginia during the quarter and soon will be opening a quick casual ‘shack’ in Eden Prairie, Minnesota in early-December. Additionally, we are excited about our upcoming expansion into Canada with a franchise partner, and the potential for future growth opportunities.”

Outlook

The company is reaffirming its guidance on restaurant development, and anticipates opening one more company-owned restaurant and approximately three franchise-operated restaurants during the fourth quarter of fiscal 2011.

Conference Call

The company will host a conference call tomorrow, October 27, 2011, at 10:00 a.m. Central Time to discuss its third quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 131 additional units in 37 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS OCTOBER 2, 2011 AND OCTOBER 3, 2010 (in thousands, except share and per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Revenue:
Restaurant sales, net	$34,315	$34,313	$103,560	$98,919
Franchise royalty revenue	4,234	4,012	12,644	12,208
Franchise fee revenue	150	145	320	235
Licensing and other revenue	228	233	783	689

Total revenue	38,927	38,703	117,307	112,051

Costs and expenses:
Food and beverage costs	10,292	10,177	30,577	29,121
Labor and benefits costs	10,829	10,944	32,390	31,217
Operating expenses	9,536	9,475	28,584	26,719
Depreciation and amortization	1,404	1,401	4,154	4,070
General and administrative expenses	4,012	4,027	12,534	11,753
Asset impairment and estimated lease termination and other closing costs	(28)	4	158	(68)
Pre-opening expenses	237	219	282	300
Gain on acquisition, net of acquisition costs	—	—	—	(2,036)
Net loss on disposal of property	3	12	10	20

Total costs and expenses	36,285	36,259	108,689	101,096

Income from operations	2,642	2,444	8,618	10,955

Other expense:
Interest expense	(261)	(238)	(821)	(800)
Interest income	6	19	19	78
Other expense, net	(15)	(8)	(15)	(12)

Total other expense	(270)	(227)	(817)	(734)

Income before income taxes	2,372	2,217	7,801	10,221
Income tax expense	(807)	(759)	(2,653)	(3,520)

Net income	$1,565	$1,458	$5,148	$6,701

Basic net income per common share	$0.20	$0.17	$0.64	$0.77

Diluted net income per common share	$0.19	$0.17	$0.63	$0.76

Weighted average common shares outstanding basic	7,994,000	8,498,000	8,041,000	8,715,000

Weighted average common shares outstanding diluted	8,173,000	8,631,000	8,219,000	8,870,000

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Food and beverage costs (1)	30.0%	29.7%	29.5%	29.4%
Labor and benefits (1)	31.6%	31.9%	31.3%	31.6%
Operating expenses (1)	27.8%	27.6%	27.6%	27.0%
Depreciation & amortization (restaurant level) (1)	3.6%	3.7%	3.6%	3.7%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative (2)	10.3%	10.4%	10.7%	10.5%
Asset impairment and estimated lease termination and other closing costs (1)	(0.1)%	—	0.2%	(0.1)%
Pre-opening expenses and net loss on disposal of equipment (1)	0.7%	0.7%	0.3%	0.3%
Gain on acquisition, net of acquisition costs (1)	—	—	—	(2.1)%
Total costs and expenses (2)	93.2%	93.7%	92.7%	90.2%
Income from operations (2)	6.8%	6.3%	7.3%	9.8%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	October 2, 2011	January 2, 2011
ASSETS
Cash and cash equivalents	$1,669	$2,654
Other current assets	9,314	8,593
Property, equipment and leasehold improvements, net	60,893	61,550
Other assets	3,229	3,332

Total assets	$75,105	$76,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,769	$13,854
Line of credit	10,000	13,000
Other long-term obligations	16,268	16,371
Shareholders’ equity	36,068	32,904

Total liabilities and shareholders’ equity	$75,105	$76,129

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	October 2, 2011	October 3, 2010
Cash flows provided by operating activities	$8,476	$9,010
Cash flows used for investing activities	(3,044)	(10,250)
Cash flows used for financing activities	(6,417)	(44)

Net decrease in cash and cash equivalents	$(985)	$(1,284)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Restaurant sales (in thousands):
Company-Owned	$34,315	$34,313	$103,560	$98,919
Franchise-Operated	$90,715	$85,968	$271,529	$261,245
Total number of restaurants:
Company-Owned	53	53	53	53
Franchise-Operated	131	126	131	126

Total	184	179	184	179
Total weighted average weekly net sales (AWS):
Company-Owned	$50,199	$50,106	$50,859	$49,927
Franchise-Operated	$53,773	$53,367	$54,314	$54,057
AWS 2005 and Post 2005:(1)
Company-Owned	$54,806	$57,343	$55,647	$56,946
Franchise-Operated	$56,446	$56,740	$57,326	$58,002
AWS Pre-2005:(1)
Company-Owned	$47,264	$45,791	$47,848	$46,183
Franchise-Operated	$48,564	$47,567	$48,430	$47,470
Operating weeks:
Company-Owned	681	680	2,033	1,969
Franchise-Operated	1,687	1,607	4,998	4,826
Comparable net sales (24 month):
Company-Owned %	(0.1)%	2.4%	0.8%	(0.3)%
Franchise-Operated %	(1.0)%	0.7%	(0.7)%	(0.8)%
Total number of comparable restaurants:
Company-Owned	51	42	44	41
Franchise-Operated	109	102	102	95

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.